Tyson Foods Announces $50.00 per Share All-Cash Proposal to Acquire Hillshire Brands

$6.8 Billion Proposal Provides 35% Premium to Hillshire Shareholders

Represents Superior Alternative to Hillshire’s Announced Agreement to Acquire Pinnacle Foods

Combination of Well-Recognized Brands Creates a Clear Leader
in the Retail Sale of Branded, Prepared Foods

SPRINGDALE, Ark., May 29, 2014 -- Tyson Foods, Inc. (NYSE:TSN), ("Tyson") today announced that it proposes to acquire The Hillshire Brands Company ("Hillshire") (NYSE:HSH) for $50.00 per share in cash.

The Tyson proposal would provide Hillshire shareholders with an immediate and significant return on their investment in Hillshire and constitutes a significantly superior alternative to Hillshire’s previously announced agreement to acquire Pinnacle Foods Inc. (“Pinnacle”). Tyson’s proposed price represents a 35% premium to the unaffected closing price per share of the Company’s common stock on May 9, 2014, the day prior to the announcement of Hillshire’s proposed agreement to acquire Pinnacle. At a total value of $6.8 billion, the Tyson proposal represents a multiple of 13.4x Hillshire’s trailing LTM adjusted EBITDA.

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The combination of Tyson and Hillshire would reposition Tyson as a clear leader in the retail sale of prepared foods, with a complementary portfolio of well-recognized brands and private label products, including Tyson®, Wright Brand®, Jimmy Dean, Ball Park, State Fair and Hillshire Farm. In particular, we believe that the strength of Hillshire’s products in the breakfast category would allow Tyson to capture opportunities from shifting consumer trends in this attractive and fast-growing daypart where Tyson has little presence today.

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The transaction provides Tyson with the chance to realize significant synergies through the combination of the two companies’ talented Sales and Marketing teams, significant Distribution and Supply Chain resources and alignment of Shared Service functions.

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Tyson will realize substantial benefits from full integration of the protein value chain, as stable and consistent demand for protein products will enable Tyson to best utilize its industry-leading position and resources to maximize shareholder value.

•	Tyson expects that the proposed transaction would be accretive to EPS in the first full year after completion.

“We believe that there is a strong strategic, financial and operational rationale for the combination of Tyson and Hillshire,” said Donnie Smith, Tyson Foods President and Chief Executive Officer. “Our proposal provides Hillshire shareholders with an immediate cash premium for their shares that we believe is both greater and more certain than what can be attained in the near term by the Company either on a standalone basis or in combination with any other food processing company.”

Smith continued, “Tyson’s shareholders will benefit from the considerable new opportunities that come with this extraordinary strategic fit. We stand ready to work together with Hillshire’s leadership to quickly reach an acceptable definitive merger agreement, and look forward to being able to welcome Hillshire’s communities, employees and business partners to the Tyson family.”

There is no financing condition to the proposal, as Tyson has secured a fully committed bridge facility from Morgan Stanley Senior Funding, Inc., which Tyson expects will be joined by JP Morgan Securities LLC in the very near future. This proposal has the unanimous support of the Tyson Board of Directors and is subject to the termination of Hillshire’s merger agreement with Pinnacle.

Morgan Stanley and JP Morgan are acting as financial advisors to Tyson and Davis Polk & Wardwell LLP is acting as its legal counsel.

Following is the text of the letter that was sent today to Sean M. Connolly, Hillshire’s President and Chief Executive Officer:

May 29, 2014
Mr. Sean Connolly
President and Chief Executive Officer
The Hillshire Brands Company
400 South Jefferson Street
Chicago, IL 60607

Dear Mr. Connolly:

On behalf of Tyson Foods, Inc. (“Tyson”), I am pleased to formally propose to acquire 100% of the issued and outstanding shares of common stock of The Hillshire Brands Company (“Hillshire” or the “Company”) for $50.00 per share in cash. This proposal has the unanimous support of the Tyson Board of Directors.
This price represents a 35% premium to the unaffected closing price per share of the Company’s common stock on May 9, 2014, the day prior to the announcement of Hillshire’s proposed agreement to acquire Pinnacle Foods Inc. (“Pinnacle”). At a total value of $6.8 billion, our proposal represents a multiple of 13.4x Hillshire’s trailing LTM adjusted EBITDA. We believe that your shareholders would welcome the opportunity to realize an immediate and significant premium for their shares, and accordingly hope to work with you to reach mutual agreement as to a proposed transaction on the basis outlined in this letter.
We have followed Hillshire and its predecessor companies with great interest over the years and have been impressed by the progress your team has made in improving core business fundamentals, managing costs, and increasing operating margins. Moreover, we have great respect for Hillshire’s commitment to innovation, and to the strong brand presence the Company has built across all the categories in which it operates.
There is no financing condition to our proposal, as we have secured a fully committed bridge facility from Morgan Stanley Senior Funding, Inc., which we expect will be joined by JP Morgan Securities LLC in the very near future. We expect to maintain our investment grade credit rating following the proposed transaction, and are prepared to issue equity as a financing mechanism if it is determined to be prudent.
We believe that there is a strong strategic, financial and operational rationale for the proposed transaction. Accordingly, our proposed price reflects the considerable value we see in such a combination, providing your shareholders with a higher return on their Hillshire investment than we believe can be attained in the near term by the Company either on a standalone basis or in combination with any other food processing company.
With respect to your agreement to acquire Pinnacle, we believe that our proposed transaction constitutes or is reasonably expected to lead to a Superior Proposal (as defined in the Pinnacle merger agreement). Accordingly, we believe that your board of directors can and should, consistent with its fiduciary duties and its obligations under Section 5.4 of the Pinnacle merger agreement, make a determination to that effect and authorize the Company to provide us with a draft of an Acceptable Confidentiality Agreement (as defined in the Pinnacle merger agreement) as soon as possible. Both Tyson and its lead financial and legal advisors (Morgan Stanley and Davis Polk & Wardwell LLP, respectively) stand ready to engage in discussions regarding the proposed transaction without delay.
Our interest is in the Company on its own, and not as combined with Pinnacle. Accordingly, the termination of the Pinnacle merger agreement would be a condition to our proposed transaction.
Notwithstanding anything to the contrary contained herein, nothing in this letter constitutes or will be deemed to constitute a binding obligation of Tyson to proceed with, or consummate, the proposed transaction. Any potential transaction between Tyson and the Company will be subject to approval by our board of directors of the final terms and conditions of the transaction and the execution and delivery by Tyson of acceptable definitive agreements for the transaction.
We would have preferred to make this proposal to you privately, but in light of current circumstances we believe that it is in the best interests of your and our shareholders to have current and accurate information about our proposal and the reasons we believe that it is a compelling opportunity for both of our companies. For this reason, we are making this letter public simultaneously with my sending it to you.
We are very excited about this opportunity and hope to work with you towards the completion of a successful transaction. Should you have any questions regarding our proposal or wish to discuss it in greater detail, please contact me or our lead financial advisor, Morgan Stanley. As we consider the proposed transaction to be a time-sensitive matter, we would appreciate your timely response.
Very truly yours,
Donnie Smith
President and Chief Executive Officer
Tyson Foods, Inc.
Conference Call Information
Tyson Foods executives will discuss the proposed transaction with analysts on a conference call today at 9 a.m. Eastern (8 a.m. Central). To listen via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. The conference call also will be webcast on the company’s website at http://ir.tyson.com.  A replay of the webcast will be available approximately one hour after the completion of the call. Slides referenced during the conference call will be available on the company’s website.

About Tyson Foods
Tyson Foods, Inc. (NYSE:TSN), with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

Forward Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to the potential benefits of a transaction with The Hillshire Brands Company. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements, including those factors listed under Item 1A. "Risk Factors" included in our September 28, 2013, Annual Report filed on Form 10-K.

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Contacts
Investors:    Jon Kathol, 479-290-4235, jon.kathol@tyson.com
News Media:    Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com
Worth Sparkman, 479-290-6358, worth.sparkman@tyson.com